Exhibit 99.2

Level 3 Announces Receipt of Requisite Consents in Tender Offer and Consent Solicitation

BROOMFIELD, Colo., January 20, 2010 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that, as part of Level 3 Financing, Inc.’s previously announced tender offer and consent solicitation for its 12.25% Senior Notes due 2013 (the “12.25% Notes”), as of 5:00 p.m., New York City time, on Jan. 19, 2010 (the “Consent Time”), Level 3 Financing, Inc. had received valid consents from the holders of substantially all of the outstanding 12.25% Notes to amend the indenture relating to the 12.25% Notes to eliminate substantially all of the covenants and certain events of default and related provisions contained in the indenture.  As of the Consent Time, holders of 12.25% Notes (or $546,882,000 aggregate principal amount) had tendered notes in the tender offer and consented to the indenture amendments.

In connection with the tender offer and consent solicitation, on Jan. 20, 2010, Level 3 Financing, Inc. entered into a supplemental indenture to effect the indenture amendments.

The tender offer for the 12.25% Notes is currently scheduled to expire at midnight New York City time on Feb. 2, 2010 (the “Expiration Date”). 12.25% Notes validly tendered in the tender offer after the Consent Time, but prior to the Expiration Date, will receive the tender offer consideration but will not receive the consent payment. Accrued interest up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted 12.25% Notes.  12.25% Notes tendered in the tender offer may no longer be withdrawn. The settlement date for 12.25% Notes tendered in the tender offer on or prior to the Consent Time was Jan. 20, 2010.

It is anticipated that any 12.25% Notes that remain outstanding following the tender offer will be redeemed by the company on March 15, 2010, at a redemption price of $1,061.25, defeased or otherwise discharged.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the 12.25% Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase that has been sent to holders of the 12.25% Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the tender offer,

Global Bondholder Services Corporation, at (212) 430-3774 and (866) 389-1500 (toll-free).

BofA Merrill Lynch and Citi are the Dealer Managers for the tender offer.  Questions regarding the tender offer may be directed to BofA Merrill Lynch, Liability Management Group at (888) 292-0070 (toll-free) and (646) 855-3401 or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) and (212) 723-6106.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information
Media:	Investors:
Vince Hancock	Valerie Finberg
720-888-2146	720-888-2501